EXHIBIT C


                       Public Service Company of Oklahoma



Name                          Prior Year Compensation         To Be Received

T. D. Churchwell                    192,500                      200,200

William R. McKamey                  131,250                      136,500

Lee W. Paden                         89,499                       93,078

Floyd W. Dill                        73,740                       76,689

Daniel L. Sweeney                    65,916                       68,552

Vaughn Conrad                       115,000                      120,000